                                                                     EXHIBIT 5

May 4, 2000

U.S. Energy Systems, Inc.
515 N. Flagler Drive, Suite 702
West Palm Beach, Florida  33401

         RE:  OFFERING OF SHARES PURSUANT TO REGISTRATION STATEMENT ON FORM S-3

Gentlemen:

         We have acted as counsel to U.S. Energy Systems, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration by the Company of 5,195,060 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), which are initially issuable upon conversion of (i) 1,138,889 shares of our Series A Convertible Preferred Stock, (ii) 509 shares of our Series B Convertible Preferred Stock, (iii) 114,000 common stock purchase warrants issued in connection with our acquisition of Plymouth Cogeneration in 1994, (iv) 125,000 common stock purchase warrants issued to holders of our 9% debentures, (v) debentures convertible into 45,750 shares of common stock, and
(vi) 149,000 options to purchase common stock not covered under any of our stock option plans. Additionally, we are registering 25,000 shares held by the Estate of Richard H. Nelson, our former President and CEO, 21,662 shares of common stock held by Energy Systems Investors LLC and 2,407 shares of common stock held by Lawrence I. Schneider, our President and Chief Executive Officer.

         In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (a) the Amended and Restated Certificate of Incorporation and By-Laws, as amended, of the Company as currently in effect, (b) the Registration Statement, (c) the Certificate of Designations for the Preferred Stock, (d) certain resolutions adopted by the Company's Board of Directors, and (e) such other documents, records, certificates and other instruments as in our judgment are necessary or appropriate for purposes of this opinion.

         Based on and subject to the foregoing, we are of the following opinion:

         1. The Company is a corporation duly incorporated and validly existing in good standing under the laws of the State of Delaware.

         2. The shares of Preferred Stock are validly issued, fully paid and non-assessable.

         3. The shares of Common Stock underlying the shares of Preferred Stock have been validly authorized and reserved for issuance and, when duly issued and delivered upon conversion of the Preferred Stock in accordance with their respective terms, will be validly issued and will be fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                                     Very truly yours,

                                                    GREENBERG TRAURIG, P.A.

                                                     By: /s/ PAUL BERKOWITZ
                                                        -----------------------
                                                        Paul Berkowitz